UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 22, 2017 (June 21, 2017)

MICROCHIP TECHNOLOGY

INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 21, 2017, Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into Amendment No. 3 to Amended and Restated Credit Agreement (the “Amendment”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which amends that certain Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, by and among the Company, the lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Amendment, among other things, extends the time period during which the Company is permitted to repurchase, redeem or exchange the Company’s 2.125% Junior Subordinated Convertible Debentures due 2037 (the “Existing Debentures”). The Amendment also amends the financial covenant in respect of the maximum total leverage ratio to extend the time periods for permitted refinancings or exchanges of the Existing Debentures that may be excluded from the calculation of the ratio, subject to certain conditions.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Credit Agreement were previously disclosed in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 4, 2015, December 7, 2015 and February 8, 2017, and are incorporated herein by reference.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above and Item 8.01 below is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 below is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On June 21, 2017, the Company entered into separate privately negotiated agreements with certain holders of its Existing Debentures to exchange pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) thereof, (the “Exchange Transactions”) approximately $111.3 million aggregate principal amount of Existing Debentures for (i) approximately $111.3 million aggregate principal amount of the Company’s 2.250% Convertible Junior Subordinated Notes due 2037 (the “2037 Notes”) issued pursuant to the Indenture, dated February 15, 2017, between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”), and (ii) an aggregate of 3,235,219 shares of the Company’s common stock, par value $0.001 per share.

The Company anticipates that the closing of the Exchange Transactions will occur on or about June 27, 2017.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Reference is made to the description of the 2037 Notes set forth in Item 1.01 under the heading “Indentures” in the Company’s Current Report on Form 8-K filed on February 15, 2017 and to the text of the Indenture and the Form of Global 2.250% Convertible Junior Subordinated Notes due 2037 which are filed as Exhibits 4.3 and 4.4, respectively, to the Company’s Current Report on Form 8-K filed on February 15, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of June 21, 2017, among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICROCHIP TECHNOLOGY INCORPORATED

June 22, 2017	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of June 21, 2017, among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.